Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-38479, 33-46054, 33-72510, 33-79368, 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238) on Form S-8 of Exponent, Inc. of our report dated February 23, 2010, with respect to the consolidated balance sheets of Exponent, Inc. as of January 1, 2010 and January 2, 2009, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 1, 2010, and related financial statement schedule and the effectiveness of internal control over financial reporting as of January 1, 2010, which report appears in the January 1, 2010 annual report on Form 10-K of Exponent, Inc.

/s/ KPMG LLP

San Francisco, California

February 23, 2010